Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gores Holdings V, Inc.:

We consent to the use of our report dated February 26, 2021, with respect to the balance sheet of Gores Holdings V, Inc. as of December 31, 2020, the related statements of operations, changes in stockholders’ equity, and cash flows for the period from June 25, 2020 (inception) through December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Denver, Colorado
March 7, 2021